                                                                    EXHIBIT (12)

                      [DECHERT PRICE & RHOADS LETTERHEAD]

                                FORM OF OPINION

                                  May __, 2000

Board of Directors
Pacific Select Fund
700 Newport Center Drive
Post Office Box 9000
Newport Beach, California 92660

Dear Ladies and Gentlemen:

   You have requested our opinion regarding certain Federal income tax consequences to the Bond and Income Portfolio ("Acquired Portfolio"), a separate series of the Pacific Select Fund (the "Fund"), a Massachusetts business trust, to the holders of the shares of Acquired Portfolio (the "Acquired Portfolio Shareholders"), and to the Managed Bond Portfolio ("Acquiring Portfolio"), a separate series of the Fund, in connection with the proposed transfer of substantially all of the properties of Acquired Portfolio to Acquiring Portfolio in exchange solely for voting shares of common stock of Acquiring Portfolio ("Acquiring Portfolio Shares"), followed by the distribution of such Acquiring Portfolio Shares received by Acquired Portfolio in complete liquidation and termination of Acquired Portfolio (the "Reorganization"), all pursuant to the Plan of Reorganization (the "Plan") dated as of [May] __, 2000 between the Fund on behalf of Acquired Portfolio and on behalf of Acquiring Portfolio.

   For purposes of this opinion, we have examined and rely upon (1) the Plan,
(2) the Form N-14, dated [June] __, 2000 and filed by Acquiring Portfolio on said date with the Securities Exchange Commission, (3) the facts and representations contained in the letter dated on or about the date hereof addressed to us from the Fund on behalf of Acquiring Portfolio, (4) the facts and representations contained in the letter dated on or about the date hereof addressed to us from the Fund on behalf of Acquired Portfolio, (5) the facts and representations contained in the letter dated on the closing date of the Reorganization to be addressed to us from the Fund on behalf of Acquiring Portfolio, (6) the facts and representations contained in the letter dated on or about the closing date of the Reorganization to be addressed to us from the Fund on behalf of Acquired Portfolio, and (7) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

   This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan and the Form N-14 referred to above.

   Based upon the foregoing, it is our opinion that:

  1. The acquisition by Acquiring Portfolio of substantially all of the properties of Acquired Portfolio in exchange solely for Acquiring Portfolio Shares followed by the distribution of Acquiring Portfolio Shares to the Acquired Portfolio Shareholders in exchange for their Acquired Portfolio shares in complete liquidation and termination of Acquired Portfolio will constitute a reorganization within the meaning of section 368(a) of the Code. Acquired Portfolio and Acquiring Portfolio will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

  2. Acquired Portfolio will not recognize gain or loss upon the transfer of substantially all of its assets to Acquiring Portfolio in exchange solely for Acquiring Portfolio Shares except to the extent that Acquired Portfolio's assets consist of contracts described in section 1256(b) of the Code ("Section 1256 Contracts"); Acquired Portfolio will be required to recognize gain or loss on the transfer of any such Section 1256 contracts to Acquiring Portfolio pursuant to the Reorganization as if such Section 1256 contracts were sold to Acquiring Portfolio on the effective date of the Reorganization at their fair market value. We do not express any opinion as to whether any accrued market discount will be required to be recognized as ordinary income. Acquired Portfolio will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Portfolio Shares received by Acquired Portfolio in the Reorganization.

  3. Acquiring Portfolio will recognize no gain or loss upon receiving the properties of Acquired Portfolio in exchange solely for Acquiring Portfolio Shares.

  4. The aggregated adjusted basis to Acquiring Portfolio of the properties of Acquired Portfolio received by Acquiring Portfolio in the reorganization will be the same as the aggregate adjusted basis of those properties in the hands of Acquired Portfolio immediately before the exchange.

  5. Acquiring Portfolio's holding periods with respect to the properties of Acquired Portfolio that Acquiring Portfolio acquires in the transaction will include the respective periods for which those properties were held by Acquired Portfolio (except where investment activities of Acquiring Portfolio have the effect of reducing or eliminating a holding period with respect to an asset).

  6. The Acquired Portfolio Shareholders will recognize no gain or loss upon receiving Acquiring Portfolio Shares solely in exchange for Acquired Portfolio shares.

  7. The aggregate basis of the Acquiring Portfolio Shares received by a Acquired Portfolio Shareholder in the transaction will be the same as the aggregate basis of Acquired Portfolio shares surrendered by the Acquired Portfolio Shareholder in exchange therefor.

  8. An Acquired Portfolio Shareholder's holding period for the Acquiring Portfolio Shares received by the Acquired Portfolio Shareholder in the transaction will include the holding period during which the Acquired Portfolio Shareholder held Acquired Portfolio shares surrendered in exchange therefor, provided that the Acquired Portfolio Shareholder held such shares as a capital asset on the date of Reorganization.

   We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

   Our opinion as expressed herein, is solely for the benefit of Acquired Portfolio, the Acquired Portfolio Shareholders, and the Acquiring Portfolio, and unless we give our prior written consent, neither our opinion nor this opinion letter may be quoted in whole or in part or relied upon by any other person.

   We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to this firm in the Tax Section. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

                                          Very truly yours,


                                          Dechert Price & Rhoads